Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D/A to which this Joint Filing Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock, $0.05 par value, of Dynamic Materials Corporation.

This Joint Filing Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

SNPE, Inc.

May 15, 2006	By:	/s/ François Schwartz
Date		François Schwartz
Chairman of the Board and CEO

SOFIGEXI

May 15, 2006	By:	/s/ François Schwartz
Date		François Schwartz
Président Directeur Général

SNPE

May 15, 2006	By:	/s/ François Schwartz
Date		François Schwartz
Corporate Senior Vice President and Chief Financial Officer